Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS THIRD QUARTER NET INCOME OF $1.0 BILLION

AND $1.79 DILUTED EPS

Revenue and Capital Grow, Expenses Controlled

PITTSBURGH, Oct. 15, 2014 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $1.0 billion, or $1.79 per diluted common share, for the third quarter of 2014, a decrease of $14 million compared with net income of $1.1 billion, or $1.85 per diluted common share, for the second quarter of 2014. Net income was $1.0 billion, or $1.77 per diluted common share, for the third quarter of 2013.

“In the third quarter, PNC continued to deliver solid performance in a challenging revenue environment by executing on our strategic priorities,” said William S. Demchak, chairman, president and chief executive officer. “We added customers, grew deposits, and increased fee income and capital. We also effectively managed expenses even as we made targeted investments in our businesses and technology. Looking ahead, balance sheet discipline should continue to differentiate PNC and help to drive long-term shareholder value.”

Income Statement Highlights

•	PNC continued to execute on its strategic priorities as reflected in the results for the third quarter which included strong fee income, well-controlled expenses and overall credit quality improvement.

•	Net interest income of $2.1 billion in the third quarter decreased $25 million, or 1 percent, compared with the second quarter due to lower earning asset yields, lower investment securities balances and the impact of increasing the company’s liquidity position.

•	Noninterest income of $1.7 billion increased $56 million, or 3 percent, compared with the second quarter.

–	Growth in fee income was attributable to higher asset management revenue, corporate service fees and service charges on deposits as the businesses remained focused on deepening client relationships and product penetration.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 2

•	Noninterest expense of $2.4 billion for the third quarter increased $29 million, or 1 percent, compared with the second quarter in line with expectations as disciplined expense management continued.

–	PNC has completed actions as of September 30, 2014 to achieve its full-year 2014 continuous improvement savings goal of $500 million.

•	Provision for credit losses declined to $55 million for the third quarter from $72 million in the second quarter as overall credit quality continued to improve.

Balance Sheet Highlights

•	Average loans grew $.6 billion compared with the second quarter. Total loans of $200.9 billion at September 30, 2014 declined slightly by $.1 billion compared with June 30, 2014.

–	Average commercial lending increased $.9 billion primarily in corporate banking and real estate.

–	Average consumer and residential real estate loans declined $.3 billion.

•	Overall credit quality continued to improve in the third quarter compared with the second quarter.

–	Nonperforming assets of $3.0 billion at September 30, 2014 declined $193 million, or 6 percent.

–	Net charge-offs decreased to $82 million for the third quarter from $145 million in the second quarter.

•	Deposits grew $3.7 billion, or 2 percent, to $226.3 billion at September 30, 2014 compared with June 30, 2014.

•	PNC further increased its liquidity position as reflected in higher deposit balances maintained with the Federal Reserve Bank and expects to exceed the phase-in requirement of the short-term liquidity coverage ratio when it becomes effective for PNC as an advanced approaches bank beginning January 1, 2015.

•	PNC’s well-positioned balance sheet remained core funded with a loans to deposits ratio of 89 percent at September 30, 2014.

•	PNC improved its capital position.

–	Transitional Basel III common equity Tier 1 capital ratio, calculated using the regulatory capital methodology applicable to PNC during 2014, increased to an estimated 11.1 percent at September 30, 2014 from 11.0 percent at June 30, 2014.

–	Pro forma fully phased-in Basel III common equity Tier 1 capital ratio increased to an estimated 10.1 percent at September 30, 2014 from 10.0 percent at June 30, 2014 based on the standardized approach rules.

•	PNC returned capital to shareholders through repurchases of 4.2 million common shares for $.4 billion during the third quarter compared with 2.6 million common shares for $.2 billion during the second quarter under its existing common stock repurchase authorization.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 3

Earnings Summary

In millions, except per share data	3Q14	2Q14	3Q13

Net income	$1,038	$1,052	$1,028
Net income attributable to diluted common shares	$959	$995	$947
Diluted earnings per common share	$1.79	$1.85	$1.77
Average diluted common shares outstanding	537	539	534
Return on average assets	1.25%	1.31%	1.34%
Return on average common equity	9.52%	10.12%	10.40%
Book value per common share Period end	$76.71	$75.62	$69.75
Tangible book value per common share (non-GAAP) Period end	$59.24	$58.22	$52.17
Cash dividends declared per common share	$.48	$.48	$.44

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations to reported amounts of non-GAAP financial measures, including reconciliations of tangible book value to book value per common share and business segment income to net income, and regarding the first quarter 2014 adoption of Accounting Standards Update 2014-01 related to investments in low income housing tax credits. Reference to core net interest income is to total net interest income less purchase accounting accretion, which consists of scheduled accretion and excess cash recoveries, as detailed in the Consolidated Financial Highlights. Information in this news release including the financial tables is unaudited. See the notes and other information in the Consolidated Financial Highlights.

CONSOLIDATED REVENUE REVIEW
Revenue				Change	Change
				3Q14 vs	3Q14 vs
In millions	3Q14	2Q14	3Q13	2Q14	3Q13

Net interest income	$2,104	$2,129	$2,234	(1)%	(6)%
Noninterest income	1,737	1,681	1,686	3%	3%

Total revenue	$3,841	$3,810	$3,920	1%	(2)%

Total revenue for the third quarter of 2014 increased $31 million compared with the second quarter of 2014 and decreased $79 million compared with the third quarter of 2013. Growth in noninterest income was partially offset by lower net interest income in the linked quarter comparison. Net interest income declined while noninterest income increased compared with third quarter 2013.

Net interest income for the third quarter of 2014 decreased $25 million compared with the second quarter and $130 million compared with the third quarter of 2013. Lower core net interest income drove the linked quarter decline while purchase accounting accretion was unchanged. Both core net interest income and purchase accounting accretion decreased compared with third quarter 2013. Core net interest income declined in both comparisons due to lower earning asset yields, lower investment securities balances and the impact of increasing the company’s liquidity position. In the comparison with third quarter 2013, a change in classification to noninterest income of certain commercial facility fees beginning second quarter 2014 contributed to the decrease partially offset by

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 4

commercial and commercial real estate loan growth. Purchase accounting accretion declined compared with third quarter 2013 as a result of lower scheduled accretion.

The net interest margin was 2.98 percent for the third quarter of 2014 compared with 3.12 percent for the second quarter and 3.47 percent for the third quarter of 2013. The decrease in the margin reflected lower earning asset yields and higher deposit balances maintained with the Federal Reserve Bank in light of regulatory short-term liquidity standards partially offset by commercial loan growth in the third quarter 2013 comparison. Additionally, the impact of the change in classification of certain commercial facility fees contributed to the margin decline compared with third quarter 2013.

Noninterest Income				Change	Change
				3Q14 vs	3Q14 vs
In millions	3Q14	2Q14	3Q13	2Q14	3Q13

Asset management	$411	$362	$330	14%	25%
Consumer services	320	323	316	(1)%	1%
Corporate services	374	343	306	9%	22%
Residential mortgage	140	182	199	(23)%	(30)%
Service charges on deposits	179	156	156	15%	15%
Other, including net securities gains (losses)	313	315	379	(1)%	(17)%

	$1,737	$1,681	$1,686	3%	3%

Noninterest income for the third quarter of 2014 increased $56 million compared with the second quarter reflecting growth in fee income. Asset management revenue increased $49 million attributable to PNC’s investment in BlackRock. Corporate service fees grew $31 million primarily due to higher merger and acquisition advisory fees. Residential mortgage banking noninterest income decreased $42 million as a result of lower loan sales revenue primarily related to portfolio loans and a higher provision for residential mortgage repurchase obligations. Service charges on deposits grew $23 million reflecting changes in product offerings and an increase in customer-initiated transactions. Other noninterest income included a pretax gain of $57 million on the sale of 1 million Visa Class B common shares in the third quarter compared with a $54 million gain in the second quarter. At September 30, 2014, PNC’s remaining investment in Visa Class B common shares was approximately 7 million shares with a carrying value of approximately $.1 billion and fair value of approximately $.7 billion.

Noninterest income for the third quarter of 2014 increased $51 million compared with the third quarter of 2013. Strong growth in client fee income was reflected in higher asset management revenue, consumer and corporate service fees and service charges on deposits. Corporate service fees increased primarily as a result of higher merger and acquisition advisory fees and the change in classification from net interest income of certain commercial facility fees beginning second quarter 2014. Residential mortgage banking noninterest income decreased due to lower net hedging gains on mortgage servicing rights, a provision for residential mortgage repurchase obligations compared with a benefit in third quarter 2013, and reduced loan sales revenue on lower origination volume partially offset by higher servicing fees. Other noninterest income declined primarily from a lower gain on the

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 5

sale of Visa Class B common shares, which was $85 million pretax in third quarter 2013, and lower net gains on sales of securities.

CONSOLIDATED EXPENSE REVIEW
Noninterest Expense				Change	Change
				3Q14 vs	3Q14 vs
In millions	3Q14	2Q14	3Q13	2Q14	3Q13

Personnel	$1,189	$1,172	$1,181	1%	1%
Occupancy	200	199	205	1%	(2)%
Equipment	220	204	194	8%	13%
Marketing	66	68	68	(3)%	(3)%
Other	682	685	746	–	(9)%

	$2,357	$2,328	$2,394	1%	(2)%

Noninterest expense for the third quarter of 2014 increased $29 million compared with the second quarter in line with expectations and reflecting PNC’s commitment to disciplined expense management as targeted technology and business investments continue. The increase primarily resulted from higher variable compensation costs associated with business activity and higher equipment expense largely related to investments in technology and business infrastructure.

Noninterest expense for third quarter 2014 decreased $37 million compared with the prior year quarter reflecting well-controlled expenses and the impact of a third quarter 2013 noncash charge for unamortized discounts of $27 million related to redemptions of trust preferred securities partially offset by higher costs for technology and business infrastructure.

The effective tax rate was 27.4 percent for the third quarter of 2014 compared with 25.4 percent for the second quarter of 2014 and 26.0 percent for the third quarter of 2013.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $334.4 billion at September 30, 2014 compared with $327.1 billion at June 30, 2014 and $308.5 billion at September 30, 2013. The increases were driven by higher deposit balances maintained with the Federal Reserve Bank in part due to regulatory short-term liquidity standards that begin to be phased in starting January 1, 2015, and loan growth in the comparison with third quarter 2013, partially offset by lower investment securities balances in both comparisons.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 6

Loans				Change	Change
				9/30/14 vs	9/30/14 vs
In billions	9/30/2014	6/30/2014	9/30/2013	6/30/14	9/30/13

Commercial lending	$124.1	$124.1	$114.4	–	8%
Consumer lending	76.8	76.9	78.5	–	(2)%

Total loans	$200.9	$201.0	$192.9	–	4%

For the quarter ended:
Average loans	$199.8	$199.2	$190.5	–	5%

Average loans grew $.6 billion in the third quarter of 2014 compared with the second quarter. Average commercial lending increased $.9 billion mainly from growth in corporate banking and real estate, and average consumer and residential real estate loans declined $.3 billion. Total loans at September 30, 2014 declined slightly by $.1 billion compared with June 30, 2014. Commercial lending balances were stable with second quarter end. Consumer lending decreased $.1 billion due to lower home equity, residential mortgage and education loans partially offset by growth in automobile loans. Third quarter 2014 period end and average loans increased $8.0 billion and $9.3 billion, respectively, compared with third quarter 2013 primarily due to commercial and commercial real estate loan growth.

Investment Securities				Change	Change
				9/30/14 vs	9/30/14 vs
In billions	9/30/2014	6/30/2014	9/30/2013	6/30/14	9/30/13

At quarter end	$55.0	$56.6	$57.3	(3)%	(4)%
Average for the quarter ended	$54.4	$56.3	$56.6	(3)%	(4)%

Investment securities balances at September 30, 2014 decreased $1.6 billion compared with June 30, 2014 due to net payments and maturities and lower reinvestment activity. The available for sale investment securities balance included a net unrealized pretax gain of $1.0 billion at September 30, 2014 compared with $1.1 billion at June 30, 2014 and $.7 billion at September 30, 2013, representing the difference between fair value and amortized cost.

Interest-earning deposits with banks were $26.2 billion at September 30, 2014, an increase of $9.4 billion compared with June 30, 2014 and $18.2 billion compared with September 30, 2013 as PNC maintained higher balances on deposit with the Federal Reserve Bank in part due to regulatory short-term liquidity standards that begin to be phased in starting January 1, 2015.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 7

Deposits				Change	Change
				9/30/14 vs	9/30/14 vs
In billions	9/30/2014	6/30/2014	9/30/2013	6/30/14	9/30/13

Transaction deposits	$192.2	$188.4	$181.8	2%	6%
Other deposits	34.1	34.2	34.3	–	(1)%

Total deposits	$226.3	$222.6	$216.1	2%	5%

For the quarter ended:
Average deposits	$223.8	$220.0	$211.9	2%	6%

Total deposits at September 30, 2014 grew $3.7 billion compared with June 30, 2014 and average deposits increased $3.8 billion in the third quarter compared with the second quarter. Third quarter 2014 period end and average deposits increased $10.2 billion and $11.9 billion, respectively, compared with third quarter 2013. Growth in demand and money market transaction deposits was partially offset by a decrease in retail certificates of deposit due to runoff of maturing accounts in all comparisons.

Borrowed Funds				Change	Change
				9/30/14 vs	9/30/14 vs
In billions	9/30/2014	6/30/2014	9/30/2013	6/30/14	9/30/13

At quarter end	$52.3	$49.0	$40.2	7%	30%
Average for the quarter ended	$49.3	$47.1	$38.6	5%	28%

Borrowed funds at September 30, 2014 increased $3.3 billion compared with June 30, 2014 and average borrowed funds increased $2.2 billion in the third quarter compared with the second quarter primarily due to higher bank borrowings and bank notes and senior debt issuance to enhance PNC’s liquidity position. Borrowed funds increased $12.1 billion at September 30, 2014 compared with September 30, 2013 and average borrowed funds increased $10.7 billion in third quarter 2014 compared with third quarter 2013 mainly as a result of higher bank borrowings, bank notes and senior debt, and subordinated debt partially offset by a decrease in commercial paper reflecting the wind down of Market Street Funding LLC, a consolidated commercial paper conduit, which was finalized in fourth quarter 2013.

Capital
	9/30/2014 *	6/30/2014	9/30/2013

Common shareholders’ equity In billions	$40.5	$40.3	$37.1
Transitional Basel III common equity Tier 1 capital ratio	11.1%	11.0%	N/A
Pro forma fully phased-in Basel III common equity
Tier 1 capital ratio	10.1%	10.0%	8.7%
* Ratios estimated

PNC increased its capital levels and ratios. Common shareholders’ equity and the Basel III capital ratios increased compared with the second quarter primarily due to growth in retained earnings partially offset by share repurchases.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 8

The transitional Basel III common equity Tier 1 capital ratio was calculated using the regulatory capital methodology that became effective for PNC as an advanced approaches bank on January 1, 2014 with 2014 phase-ins. The pro forma ratios for September 30, 2014 and June 30, 2014 were calculated based on the standardized approach, while the ratio for September 30, 2013 was based on the advanced approaches. See Capital Ratios in the Consolidated Financial Highlights.

PNC repurchased 4.2 million common shares for $.4 billion in the third quarter of 2014 and 2.6 million common shares for $.2 billion in the second quarter under its previously announced programs to repurchase up to $1.5 billion for the four quarter period beginning in second quarter 2014 under its existing common stock repurchase authorization.

On October 2, 2014, the PNC board of directors declared a quarterly common stock cash dividend of 48 cents per share payable on November 5, 2014.

CREDIT QUALITY REVIEW
Credit Quality				Change	Change
	At or for the quarter ended			9/30/14 vs	9/30/14 vs

In millions	9/30/2014	6/30/2014	9/30/2013	6/30/14	9/30/13

Nonperforming loans	$2,612	$2,801	$3,206	(7)%	(19)%
Nonperforming assets	$2,975	$3,168	$3,622	(6)%	(18)%
Accruing loans past due 90 days or more	$1,178	$1,252	$1,633	(6)%	(28)%
Net charge-offs	$82	$145	$224	(43)%	(63)%
Provision for credit losses	$55	$72	$137	(24)%	(60)%
Allowance for loan and lease losses	$3,406	$3,453	$3,691	(1)%	(8)%

Overall credit quality continued to improve during the third quarter of 2014. Nonperforming assets at September 30, 2014 declined $193 million compared with June 30, 2014. Consumer lending nonperforming loans decreased $74 million, commercial nonperforming loans declined $74 million and commercial real estate nonperforming loans decreased $40 million. Nonperforming assets declined $647 million from third quarter 2013 due to broad improvements in the commercial real estate, commercial and consumer loan portfolios as well as other real estate owned. Nonperforming assets to total assets were .89 percent at September 30, 2014 compared with .97 percent at June 30, 2014 and 1.17 percent at September 30, 2013.

Overall delinquencies decreased $92 million, or 4 percent, as of September 30, 2014 compared with June 30, 2014. Accruing loans past due 90 days or more declined $74 million primarily from lower past due government insured residential real estate loans. Accruing loans past due 60 to 89 days decreased $44 million, or 15 percent, largely in the commercial real estate loan portfolio. The 30 to 59 day category increased $26 million, or 5 percent.

Net charge-offs for the third quarter of 2014 decreased $63 million compared with the second quarter primarily due to lower commercial loan net charge-offs driven by higher recoveries and to lower home equity loan net charge-offs. Additionally, residential real estate net recoveries contributed to the decline. In the comparison with third quarter 2013, net

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 9

charge-offs decreased $142 million reflecting overall improving credit quality. Net charge-offs for the third quarter of 2014 were .16 percent of average loans on an annualized basis compared with .29 percent for the second quarter and .47 percent for the third quarter of 2013.

Provision for credit losses for third quarter 2014 decreased $17 million compared with second quarter 2014 and $82 million compared with third quarter 2013 as overall credit quality has continued to improve.

The allowance for loan and lease losses at September 30, 2014 declined $47 million compared with June 30, 2014 and $285 million compared with September 30, 2013 reflecting overall improvement in credit quality. The allowance to total loans was 1.70 percent at September 30, 2014, 1.72 percent at June 30, 2014 and 1.91 percent at September 30, 2013. The allowance to nonperforming loans was 130 percent at September 30, 2014 compared with 123 percent at June 30, 2014, and 115 percent at September 30, 2013.

BUSINESS SEGMENT RESULTS
Business Segment Income

In millions	3Q14	2Q14	3Q13

Retail Banking	$173	$225	$165
Corporate & Institutional Banking	549	470	542
Asset Management Group	46	53	47
Residential Mortgage Banking	12	36	28
Non-Strategic Assets Portfolio	82	99	121
Other, including BlackRock	176	169	125

Net income	$1,038	$1,052	$1,028

See accompanying notes in Consolidated Financial Highlights

Retail Banking				Change	Change
				3Q14 vs	3Q14 vs
In millions	3Q14	2Q14	3Q13	2Q14	3Q13

Net interest income	$985	$973	$1,006	$12	$(21)
Noninterest income	$536	$541	$557	$(5)	$(21)
Provision for credit losses	$74	$4	$152	$70	$(78)
Noninterest expense	$1,175	$1,155	$1,151	$20	$24
Earnings	$173	$225	$165	$(52)	$8

In billions
Average loans	$65.7	$66.4	$66.4	$(.7)	$(.7)
Average deposits	$137.2	$137.5	$134.0	$(.3)	$3.2

Retail Banking earnings for the third quarter of 2014 decreased compared with the second quarter and increased compared with the third quarter of 2013. Noninterest income included strong customer-related fee income growth in both comparisons primarily resulting from changes in product

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 10

offerings and increases in customer-initiated transactions. Noninterest income also reflected gains on sales of Visa Class B common shares of $57 million in the third quarter of 2014, $54 million in the second quarter and $85 million in the third quarter of 2013. Provision for credit losses increased compared with the linked quarter as credit quality improved at a slower pace in the third quarter compared with the second quarter. The provision decreased compared with third quarter 2013 driven by improved credit quality in the consumer and commercial loan portfolios as net charge-offs and delinquencies declined.

•	Retail Banking continued to focus on serving more customers through cost effective channels that meet their preferences for convenience.

–	Approximately 47 percent of consumer customers used non-teller channels for the majority of their transactions during the third quarter of 2014 compared with 45 percent for the second quarter and 38 percent for the third quarter of 2013.

–	Deposit transactions via ATM and mobile banking application increased to 36 percent of total deposit transactions in third quarter 2014 compared with 33 percent for the second quarter and 27 percent for the third quarter of 2013.

–	As part of PNC’s retail branch transformation strategy, 45 branches were converted to universal branches as of September 30, 2014 in a pilot program, and 43 branches were closed or consolidated in the first nine months of 2014. PNC had a network of 2,691 branches and 8,178 ATMs at September 30, 2014.

•	Average transaction deposits grew $.2 billion over the second quarter due to higher non-personal demand and money market deposits. In comparison with third quarter 2013, average transaction deposits grew $4.5 billion, or 4 percent, resulting from growth in personal and non-personal demand deposits and personal money market deposits. Average certificates of deposit decreased $.6 billion from the second quarter and $2.3 billion from third quarter 2013 reflecting net runoff of maturing accounts.

•	Average loans decreased 1 percent compared with both the second quarter and the third quarter of 2013 as growth in automobile and credit card loans was more than offset by declines in home equity and education loans as well as lower floor plan loans in the comparison with second quarter.

•	Net charge-offs declined to $93 million for third quarter 2014 compared with $116 million in the second quarter and $143 million in the third quarter of 2013 driven by improved credit quality in both consumer and commercial portfolios.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 11

Corporate & Institutional Banking				Change	Change
				3Q14 vs	3Q14 vs
In millions	3Q14	2Q14	3Q13	2Q14	3Q13

Net interest income	$922	$921	$945	$1	$(23)
Corporate service fees	$346	$312	$277	$34	$69
Other noninterest income	$118	$115	$134	$3	$(16)
Provision for credit losses (benefit)	$(4)	$103	$30	$(107)	$(34)
Noninterest expense	$528	$504	$495	$24	$33
Earnings	$549	$470	$542	$79	$7

In billions
Average loans	$108.7	$107.2	$98.0	$1.5	$10.7
Average deposits	$74.4	$70.4	$67.1	$4.0	$7.3
Commercial mortgage servicing portfolio Quarter end	$322	$316	$298	$6	$24

Corporate & Institutional Banking earnings for the third quarter of 2014 increased compared with both second quarter 2014 and third quarter 2013. Corporate service fees increased in both comparisons primarily due to higher merger and acquisition advisory fees. In the comparison with third quarter 2013, the increase also reflected the change in classification from net interest income of certain commercial facility fees. Provision for credit losses was a benefit in the third quarter of 2014 reflecting overall improvement in credit quality. Noninterest expense increased in both comparisons principally due to incentive compensation costs associated with business activity.

•	Average loans increased 1 percent over the second quarter and 11 percent over third quarter 2013 primarily due to loan growth in Real Estate, Corporate Banking, Business Credit and Equipment Finance businesses.

•	Average deposits increased 6 percent over the second quarter and 11 percent over the prior year third quarter as a result of business growth and inflows into money market and noninterest-bearing deposits.

•	Charge-offs were in a net recovery position of $7 million in the third quarter of 2014 compared with net charge-offs of $15 million in the second quarter of 2014 and $56 million in the third quarter of 2013.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 12

Asset Management Group				Change	Change
				3Q14 vs	3Q14 vs
In millions	3Q14	2Q14	3Q13	2Q14	3Q13

Net interest income	$72	$72	$74	–	$(2)
Noninterest income	$205	$207	$188	$(2)	$17
Provision for credit losses (benefit)	$(4)	$(6)	$(4)	$2	–
Noninterest expense	$209	$202	$192	$7	$17
Earnings	$46	$53	$47	$(7)	$(1)

In billions
Client assets under administration Quarter end	$259	$257	$237	$2	$22
Average loans	$7.3	$7.2	$6.9	$.1	$.4
Average deposits	$9.7	$9.5	$8.7	$.2	$1.0

Asset Management Group earnings for the third quarter of 2014 decreased in both comparisons. Noninterest income grew compared with third quarter 2013 driven by stronger equity markets and new sales production. Noninterest expense increased in both comparisons largely reflecting higher compensation costs from focused hiring to drive growth, and higher technology expenses compared with the second quarter.

•	Client assets under administration at September 30, 2014 included discretionary client assets under management of $132 billion and nondiscretionary client assets under administration of $127 billion.

–	Discretionary client assets under management increased $1 billion compared with June 30, 2014 and $10 billion compared with September 30, 2013 driven by stronger equity markets and positive net flows net of cyclical client activities.

•	Asset Management Group continued to focus on driving growth through sales sourced from other PNC lines of business, maximizing front line productivity and optimizing market presence including additions to staff in high opportunity markets. Its business strategies also focus on increasing share of clients’ assets and growing retirement capabilities.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 13

Residential Mortgage Banking				Change	Change
				3Q14 vs	3Q14 vs
In millions	3Q14	2Q14	3Q13	2Q14	3Q13

Net interest income	$38	$37	$46	$1	$(8)
Noninterest income
Benefit (provision) for residential mortgage repurchase obligations	$(13)	$(2)	$6	$(11)	$(19)
Other noninterest income	$160	$192	$202	$(32)	$(42)
Provision for credit losses (benefit)	$(1)	$1	$–	$(2)	$(1)
Noninterest expense	$168	$169	$210	$(1)	$(42)
Earnings	$12	$36	$28	$(24)	$(16)

In billions
Residential mortgage servicing portfolio Quarter end	$111	$111	$115	–	$(4)
Loan origination volume	$2.6	$2.6	$3.7	–	$(1.1)

Residential Mortgage Banking earnings for the third quarter of 2014 decreased in both comparisons. Other noninterest income declined compared with the second quarter primarily due to lower loan sales revenue related to portfolio loans. Other noninterest income decreased from the third quarter of 2013 driven by lower net hedging gains on residential mortgage servicing rights and reduced loan sales revenue on lower origination volume partially offset by higher servicing fees. Noninterest expense was consistent with the second quarter and declined compared with the third quarter of 2013 as a result of reduced expenses on lower origination volume and lower residential mortgage foreclosure-related expenses.

•	Loan origination volume in the third quarter increased 2 percent over the second quarter, and decreased 30 percent from the third quarter of 2013 reflecting a decline in refinancings. Approximately 50 percent of third and second quarter 2014 origination volume was for home purchase transactions, up from 38 percent in the third quarter of 2013.

•	The strategic focus of Residential Mortgage Banking is the acquisition of new customers through a retail loan officer sales force with an emphasis on home purchase transactions and leveraging cross-sell opportunities in the bank footprint markets.

Non-Strategic Assets Portfolio				Change	Change
				3Q14 vs	3Q14 vs
In millions	3Q14	2Q14	3Q13	2Q14	3Q13

Net interest income	$146	$137	$161	$9	$(15)
Noninterest income	$6	$10	$20	$(4)	$(14)
Provision for credit losses (benefit)	$(8)	$(39)	$(43)	$31	$35
Noninterest expense	$30	$30	$33	–	$(3)
Earnings	$82	$99	$121	$(17)	$(39)

In billions
Average loans	$9.0	$9.3	$10.4	$(.3)	$(1.4)

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 14

The Non-Strategic Assets Portfolio consists of non-strategic assets primarily obtained through acquisitions of other companies and includes a consumer portfolio of mainly residential mortgage and brokered home equity loans and lines of credit, and a small commercial loan and lease portfolio. The business activity of this segment is to manage the wind-down of the portfolios while maximizing the value and mitigating risk.

•	Charge-offs were in a net recovery position of $6 million for the third quarter of 2014 compared with net charge-offs of $10 million for the second quarter and $23 million for the third quarter of 2013. The decline compared with the second quarter was driven by higher recovery activity. The decrease compared with third quarter 2013 was primarily attributable to credit quality improvement.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, noncash charges for unamortized discounts related to redemptions of trust preferred securities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 381-7839 or (212) 231-2913 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s third quarter 2014 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 or (402) 977-9140 (international), conference ID 21733701 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the United States’ largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

	Three months ended			Nine months ended
Dollars in millions, except per share data	September 30 2014	June 30 2014	September 30 2013	September 30 2014	September 30 2013
Revenue
Net interest income	$2,104	$2,129	$2,234	$6,428	$6,881
Noninterest income	1,737	1,681	1,686	5,000	5,058

Total revenue	3,841	3,810	3,920	11,428	11,939
Noninterest expense (a)	2,357	2,328	2,394	6,949	7,167

Pretax, pre-provision earnings (b)	1,484	1,482	1,526	4,479	4,772
Provision for credit losses	55	72	137	221	530

Income before income taxes and noncontrolling interests	$1,429	$1,410	$1,389	$4,258	$4,242
Net income (a) (c)	$1,038	$1,052	$1,028	$3,150	$3,138
Less:
Net income (loss) attributable to noncontrolling interests (a)	1	3	2	2	(2)
Preferred stock dividends and discount accretion and redemptions (d)	71	48	71	189	199

Net income attributable to common shareholders	$966	$1,001	$955	$2,959	$2,941
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	3	3	4	9	13
Impact of BlackRock earnings per share dilution	4	3	4	13	13

Net income attributable to diluted common shares	$959	$995	$947	$2,937	$2,915
Diluted earnings per common share	$1.79	$1.85	$1.77	$5.45	$5.49
Cash dividends declared per common share	$.48	$.48	$.44	$1.40	$1.28

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	Amounts for 2013 periods have been updated to reflect the first quarter 2014 adoption of Accounting Standards Update (ASU) 2014-01 related to investments in low income housing tax credits.
(b)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations.
(c)	See page 16 for a reconciliation of business segment income to net income.
(d)	Dividends are payable quarterly other than Series O and Series R preferred stock, which are payable semiannually in different quarters.

TOTAL AND CORE NET INTEREST INCOME AND NET INTEREST MARGIN

	Three months ended			Nine months ended
Dollars in millions	September 30 2014	June 30 2014	September 30 2013	September 30 2014	September 30 2013
Net Interest Income
Core net interest income (a)	$1,957	$1,982	$2,035	$5,971	$6,229
Total purchase accounting accretion (a)
Scheduled accretion net of contractual interest	116	112	173	362	565
Excess cash recoveries	31	35	26	95	87

Total purchase accounting accretion	147	147	199	457	652

Total net interest income	$2,104	$2,129	$2,234	$6,428	$6,881

Net Interest Margin
Core net interest margin (b)	2.78%	2.92%	3.17%	2.91%	3.28%
Purchase accounting accretion impact on net interest margin	.20	.20	.30	.21	.34

Net interest margin	2.98%	3.12%	3.47%	3.12%	3.62%

(a)	We believe that core net interest income, a non-GAAP measure, and purchase accounting accretion are useful in evaluating the components of total net interest income.
(b)	We believe that core net interest margin, a non-GAAP measure, is useful as a tool to help evaluate the impact of purchase accounting accretion on net interest margin. To calculate core net interest margin, net interest margin has been adjusted by annualized purchase accounting accretion divided by average interest-earning assets.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Nine months ended
	September 30 2014	June 30 2014	September 30 2013	September 30 2014	September 30 2013
PERFORMANCE RATIOS
Net interest margin (a)	2.98%	3.12%	3.47%	3.12%	3.62%
Noninterest income to total revenue	45	44	43	44	42
Efficiency (b) (c)	61	61	61	61	60
Return on:
Average common shareholders’ equity (c)	9.52	10.12	10.40	9.99	10.90
Average assets (c)	1.25	1.31	1.34	1.30	1.39
BUSINESS SEGMENT INCOME (d) (e)
In millions
Retail Banking (f)	$173	$225	$165	$556	$443
Corporate & Institutional Banking	549	470	542	1,542	1,695
Asset Management Group (g)	46	53	47	136	126
Residential Mortgage Banking (h)	12	36	28	44	93
Non-Strategic Assets Portfolio	82	99	121	291	260
Other, including BlackRock (e) (i)	176	169	125	581	521

Total net income	$1,038	$1,052	$1,028	$3,150	$3,138

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013 were $47 million, $47 million and $43 million, respectively. The taxable-equivalent adjustments to net interest income for the nine months ended September 30, 2014 and September 30, 2013 were $140 million and $123 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Amounts for 2013 periods have been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to investments in low income housing tax credits.
(d)	Our business information is presented based on our internal management reporting practices. We periodically refine our internal methodologies as management reporting practices are enhanced.
(e)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our third quarter 2014 Form 10-Q will include additional information regarding BlackRock.
(f)	Includes gain on sales of portions of Visa Class B common shares in the first three quarters of 2014 and the second and third quarters of 2013.
(g)	We consider a primary client relationship for Asset Management Group to be a client relationship with annual revenue generation of $10,000 or more.
(h)	Includes benefit/provision for residential mortgage repurchase obligations.
(i)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	September 30 2014	June 30 2014	September 30 2013
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets (a)	$334,424	$327,064	$308,472
Loans (b) (c)	200,872	200,984	192,856
Allowance for loan and lease losses (b)	3,406	3,453	3,691
Interest-earning deposits with banks (b)	26,247	16,876	8,047
Investment securities	55,039	56,602	57,260
Loans held for sale (c)	2,143	2,228	2,399
Goodwill and other intangible assets	11,068	11,071	11,268
Equity investments (a) (b) (d)	10,763	10,583	10,178
Other assets (b) (c)	23,123	23,527	22,733

Noninterest-bearing deposits	72,963	71,001	68,747
Interest-bearing deposits	153,341	151,553	147,327
Total deposits	226,304	222,554	216,074
Transaction deposits	192,222	188,489	181,794
Borrowed funds (b)	52,327	49,066	40,273
Shareholders’ equity (a)	44,481	44,205	41,043
Common shareholders’ equity (a)	40,536	40,261	37,103
Accumulated other comprehensive income	727	881	47

Book value per common share (a)	$76.71	$75.62	$69.75
Tangible book value per common share (Non-GAAP) (a) (e)	$59.24	$58.22	$52.17
Common shares outstanding (millions)	528	532	532
Loans to deposits	89%	90%	89%

CLIENT ASSETS (billions)
Discretionary client assets under management	$132	$131	$122
Nondiscretionary client assets under administration	127	126	115

Total client assets under administration	259	257	237
Brokerage account client assets	43	43	40

Total client assets	$302	$300	$277

CAPITAL RATIOS
Transitional Basel III (f) (g) (h)
Common equity Tier 1 (i)	11.1%	11.0%	N/A
Tier 1 risk-based	12.8	12.7	N/A
Total capital risk-based	16.2	16.0	N/A
Leverage	11.1	11.2	N/A

Pro forma Fully Phased-In Basel III (f) (h) (j)
Common equity Tier 1 (i)	10.1%	10.0%	8.7%

Common shareholders’ equity to assets (a)	12.1%	12.3%	12.0%

ASSET QUALITY
Nonperforming loans to total loans	1.30%	1.39%	1.66%
Nonperforming assets to total loans, OREO and foreclosed assets	1.48	1.57	1.87
Nonperforming assets to total assets	.89	.97	1.17
Net charge-offs to average loans (for the three months ended) (annualized)	.16	.29	.47
Allowance for loan and lease losses to total loans	1.70	1.72	1.91
Allowance for loan and lease losses to nonperforming loans (k)	130%	123%	115%
Accruing loans past due 90 days or more (in millions)	$1,178	$1,252	$1,633

(a)	Amounts for the 2013 period have been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to investments in low income housing tax credits.
(b)	Amounts include consolidated variable interest entities. Our second quarter 2014 10-Q included, and our third quarter 2014 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include assets for which we have elected the fair value option. Our second quarter 2014 10-Q included, and our third quarter 2014 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(d)	Amounts include our equity interest in BlackRock.
(e)	See the Tangible Book Value per Common Share Ratio table on page 19 for additional information.
(f)	The ratios as of September 30, 2014 are estimated.
(g)	Calculated using the regulatory capital methodology applicable to PNC during 2014.
(h)	See Capital Ratios discussion on pages 18-19 and in the Banking Regulation and Supervision section of Item 1 Business in our 2013 Form 10-K and in the consolidated balance sheet review section in our second quarter 2014 Form 10-Q. Our third quarter 2014 Form 10-Q will include additional discussion on these capital ratios.
(i)	The Basel III common equity Tier 1 capital ratio was previously referred to as the Basel III Tier 1 common capital ratio.
(j)	Pro forma ratio as of September 30, 2013 was calculated under the advanced approaches and has not been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to investments in low income housing tax credits.
(k)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As a result of the staggered effective dates of the final U.S. capital rules issued in July 2013, as well as the fact that PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios in 2014 are based on the definitions of, and deductions from, capital under Basel III (as such definitions and deductions are phased-in for 2014) and Basel I risk-weighted assets (but subject to certain adjustments as defined by the Basel III rules). We refer to the capital ratios calculated using these Basel III phased-in provisions and Basel I risk-weighted assets as the Transitional Basel III ratios. These capital ratios became effective for PNC on January 1, 2014.

We provide information below regarding PNC’s estimated Transitional Basel III common equity Tier 1 ratio and PNC’s estimated pro forma fully phased-in Basel III common equity Tier 1 ratio. We previously referred to the Basel III common equity Tier 1 ratio as the Basel III Tier 1 common ratio. In addition, on the next page we provide information regarding PNC’s Basel I Tier 1 common capital ratio during 2013, which was applicable to PNC through 2013 under the U.S. regulatory capital rules.

Common equity Tier 1 capital as defined under the Basel III rules adopted by the U.S. banking agencies differs materially from Basel I Tier 1 common capital. For example, under Basel III, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted common equity Tier 1 capital. Also, Basel I regulatory capital excludes accumulated other comprehensive income related to securities currently and previously held as available for sale, as well as pension and other postretirement plans, whereas under Basel III these items are a component of PNC’s capital.

Estimated Transitional Basel III and Pro forma Fully Phased-In Basel III Common Equity Tier 1 Capital Ratios

	Transitional Basel III		Pro forma Fully Phased-In Basel III
Dollars in millions	September 30 2014	June 30 2014	September 30 2014	June 30 2014	September 30 2013(a)
Common stock, related surplus and retained earnings, net of treasury stock	$39,809	$39,380	$39,809	$39,380	$37,143

Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(8,914)	(8,923)	(9,233)	(9,262)	(9,350)
Basel III total threshold deductions	(214)	(216)	(1,070)	(1,075)	(2,011)
Accumulated other comprehensive income (b)	100	115	501	576	(231)
All other adjustments (c)	(30)	(5)	(98)	(74)	(302)

Estimated Basel III Common equity Tier 1 capital	$30,751	$30,351	$29,909	$29,545	$25,249

Estimated Basel I risk-weighted assets calculated in accordance with transition rules for 2014 (d)	$276,525	$277,126	N/A	N/A	N/A
Estimated Basel III standardized approach risk-weighted assets (e)	N/A	N/A	$295,945	$295,217	N/A
Estimated Basel III advanced approaches risk-weighted assets (f)	N/A	N/A	$287,888	$290,063	$289,063

Estimated Basel III Common equity Tier 1 capital ratio	11.1%	11.0%	10.1%	10.0%	8.7%
Risk weight and associated rules utilized	Basel I (with 2014 transition adjustments)	Basel I (with 2014 transition adjustments)	Standardized	Standardized	Advanced

(a)	Amounts have not been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to investments in low income housing tax credits.
(b)	Represents net adjustments related to accumulated other comprehensive income for securities currently and previously held as available for sale, as well as pension and other postretirement plans.
(c)	Includes adjustments as required based on whether the standardized approach or advanced approaches is utilized.
(d)	Includes credit and market risk-weighted assets.
(e)	Basel III standardized approach risk-weighted assets were estimated based on the Basel III standardized approach rules and include credit and market risk-weighted assets.
(f)	Basel III advanced approaches risk-weighted assets were estimated based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets.

PNC utilizes the pro forma fully phased-in Basel III capital ratios to assess its capital position (without the benefit of phase-ins), including comparison to similar estimates made by other financial institutions. Our Basel III capital ratios and estimates may be impacted by additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, the ongoing evolution, validation and regulatory approval of PNC’s models integral to the calculation of advanced approaches risk-weighted assets.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 19

2013 Basel I Tier 1 Common Capital Ratio (a) (b)

Dollars in millions	December 31 2013	September 30 2013
Basel I Tier 1 common capital	$28,484	$27,540
Basel I risk-weighted assets	272,169	266,698

Basel I Tier 1 common capital ratio	10.5%	10.3%

(a)	Effective January 1, 2014, the Basel I Tier 1 common capital ratio no longer applies to PNC (except for stress testing purposes). Our 2013 Form 10-K included additional information regarding our Basel I capital ratios.
(b)	Amounts have not been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to investments in low income housing tax credits.

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share Ratio (Non-GAAP)

Dollars in millions, except per share data	September 30 2014	June 30 2014	September 30 2013
Book value per common share (a)	$76.71	$75.62	$69.75
Tangible book value per common share
Common shareholders’ equity (a)	$40,536	$40,261	$37,103
Goodwill and Other Intangible Assets (b)	(9,559)	(9,590)	(9,690)
Deferred tax liabilities on Goodwill and Other Intangible Assets (b)	325	327	340

Tangible common shareholders’ equity	$31,302	$30,998	$27,753
Period-end common shares outstanding (in millions)	528	532	532
Tangible book value per common share (Non-GAAP)	$59.24	$58.22	$52.17

(a)	Amounts for the 2013 period have been updated to reflect the first quarter 2014 adoption of Accounting Standards Update (ASU) 2014-01 related to investments in low income housing tax credits.
(b)	Excludes the impact from mortgage servicing rights of $1.5 billion at both September 30, 2014 and June 30, 2014, and $1.6 billion at September 30, 2013.

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 20

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the liquidity and other functioning of U.S. and global financial markets.

–	The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

–	Actions by the Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or reversal of the current U.S. economic expansion.

–	Continued residual effects of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

–	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•	Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the U.S. economic expansion will speed up to an above trend growth rate near 3.0 percent in the second half of 2014 and that short-term interest rates will remain very low and bond yields will rise only slowly in the latter half of 2014. These forward-looking statements also do not, unless otherwise indicated, take into account the impact of potential legal and regulatory contingencies.

•	PNC’s ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve as part of PNC’s comprehensive capital plan for the applicable period in connection with the regulators’ Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve.

•	PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the Basel Capital Accords), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

•	Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

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PNC Reports Third Quarter Net Income of $1.0 Billion and $1.79 Diluted EPS – Page 21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

–	Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the most recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

–	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel-related initiatives.

–	Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s current and historical business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•	Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•	Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•	We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•	Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•	Business and operating results can also be affected by widespread natural and other disasters, dislocations, terrorist activities, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2013 Form 10-K and our first and second quarter 2014 Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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